EXHIBIT 4(oo)

PRIVATE & CONFIDENTIAL

17 August 2005

Dr Fan Xingcha
Present

Dear Dr Fan

We are pleased to offer you the position of Executive Director, reporting to me as the Deputy Chairman and Group Managing Director or such other person as the Company may designate from time to time ("Reporting Person"). Your responsibilities include those set out in the Schedule. Your appointment is subject to the approval of Nomination Committee and Remuneration Committee, and a work permit being granted. You will be employed by PCCW Services Limited ("the Company") with effect from 1 August 2005 under the following terms and conditions:

1.     Salary

A basic salary of HK$400,000 per month payable in arrears. Salaries will be paid on the 28th of each month or earlier if the 28th falls on a public holiday.

2.     Housing Benefit

In order to cover your housing needs as a senior executive while you are required to be based outside PRC, you will be provided with a housing benefit to cover your actual accommodation expenses in Hong Kong, which include the monthly rent, management fee and rates. All other utilities and household expenses will be on your own account. Your housing benefit of up to a maximum of HK$120,000 per month shall be reimbursed through monthly payroll upon the commencement of your tenancy in Hong Kong.

3.     Education Assistance

While you are required to be based outside the PRC, you will be reimbursed up to a maximum of HK$468,000 per year, which covers the costs of entry, tuition and capital fees of schooling in Hong Kong for your two accompanied children, up to and including the age of 18.

4.     Sign-on Bonus

You will receive a sign-on bonus of HK$1,250,000 through your first monthly payroll in the Company.

5.     Discretionary Incentive Bonus

You will be eligible for discretionary incentive bonus at the sole discretion of the Company. Any amount payable will be determined by the business performance of PCCW as well as your own level of performance as assessed through the Company's performance review process to be conducted at the end of each year. Any discretionary incentive bonus payable in respect of a financial year ended 31 December will be made in the ensuing April/May.

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PCCW Limited www.pccw.com.
PO Box 9896 GPO Hong Kong Tel +852 2888 2888 Fax +852 2877 8877

17 August 2005
Dr. Fan Xingcha

6.     Directors' Fees

During the term of your employment with the Company, you may be asked from time to time to act as a director in a company or companies within the PCCW Group (where "PCCW Group" shall mean PCCW Limited and its subsidiaries (as defined under the Companies Ordinance)) or any company associated with the Company. In the event that you do act as a director, if the Company so requests you should tender your resignation as director of such a company forthwith in the form and which is provided by the Company which may require that you confirm that you do not have any claims against that company.

As it is the Group policy that an employee shall not receive any additional remuneration as a result of acting as a director of any company in the PCCW Group or any company associated with the Company, you agree and understand that any director's fees payable to you shall be considered part of your remuneration and, in such case, your remuneration for the month in which you are in receipt of such director's fees (and if applicable the following months, to the extent necessary to achieve an offset of the aggregate amount of such fees) shall be reduced by a corresponding amount. This arrangement, however, will not in any way affect your fringe benefits, including the employer contribution to the Provident Fund Scheme. Your present remuneration as non-executive director of PCCW shall terminate.

7.     PCCW Share Option Scheme

Subject to the approval of the PCCW Remuneration Committee, options in 7,000,000 ordinary shares ("Share Options") in PCCW will be granted to you within six months from the date of commencement of employment with the Company or at a time the Company sees most fit for the grant in accordance with the rules of the share option scheme of PCCW ("Rules") and the Rules Governing the Listing of Securities on the Stock Exchange of Hong Kong Limited.

Share Options will be granted at an exercise price equivalent to the highest of (i) the closing price of PCCW shares ("Shares") as stated in the daily quotation sheets of The Stock Exchange of Hong Kong Limited (the "Stock Exchange") on the date of grant or (ii) the average closing price of the Shares as stated in the daily quotation sheets of the Stock Exchange for the 5 days on which the Stock Exchange is open for business last preceding the date of grant or (iii) the nominal value of a Share on the date of grant. Provided you remain in our employment and no notice of termination is given or received, you are entitled to vest one-third of the total PCCW Stock Options after each of the first, second and third anniversaries of the option grant date.

Further details of the share option grant will be covered in the option grant letter to be issued separately at a later date which you acknowledge shall be binding on you.

8.     Relocation Expenses

The Company will cover the cost of one-way business class air tickets for moving you, your spouse and two children from Shanghai, PRC to Hong Kong. The Company will also reimburse the cost of packaging and transporting a reasonable amount of your baggage and household effects from Shanghai, PRC to Hong Kong. All expenses claims must be supported by original receipts.

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17 August 2005
Dr. Fan Xingcha

9.     Hours of Work

Your normal working hours will be from 9:00 am to 6:00 pm, Monday to Friday, with one hour lunch break. You are required to dedicate all your working hours to work relating to the business of the Company and of the PCCW Group. Your employment will be full time with PCCW to the exclusion of all other parties.

It may be necessary to work additional hours, including Saturdays, Sundays and Public Holidays without entitlement to additional remuneration.

10.    Holiday Entitlement - Annual Leave

You are entitled to 22 working days' leave with pay each year. A working day for this purpose excludes Saturdays, Sundays and Public Holidays. You can carry forward up to half of your annual leave entitlement to the end of June of the following year and the balance must be taken before the end of the relevant calendar year. Save where the Company agrees in writing and in accordance with the Employment Ordinance, there will be no payment in lieu of any unused annual leave.

If you join the Company part-way through a calendar year, your annual leave entitlement will be calculated on a pro-rata basis.

If your leave taken is more than you have accrued at the date of leaving, the Company will deduct the excess holiday pay from any salary due on termination. Pay for this purpose means basic salary and housing benefit, excluding commission or bonus of whatever kinds.

If you spend a certain amount of your leave time visiting company connections in places where you spend your leave, time spent on such calls cannot be 'deducted' from the duration of leave. This is considered a normal practice with the Company.

11.    PCCW Medical Scheme

You and your spouse and children are provided with hospitalization assistance benefits and a clinical expenses scheme, up to the limits specified in the attached medical leaflet. You are eligible for Class 8 benefits.

Should you cease to be employed by the Company, you must return the medical card(s) to the Human Resources Department on or before your last day of service.

12.    PCCW Provident Fund Scheme

You will have a one-off irrevocable choice to join either the PCCW Provident Fund Scheme (Scheme 8) - Group F with the Group contributing an equivalent of 12% of your monthly basic salary or the Fidelity Retirement Master Trust which is the Mandatory Provident Fund Scheme in which the Company participates. Full details of your benefits under the Schemes are provided in the Scheme Rules which form part of your terms and conditions of employment. In all cases, any interpretation or clarification of the rules should be made in accordance with the Provident Fund or Mandatory Provident Fund Policy.

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17 August 2005
Dr. Fan Xingcha

13.    Termination of Employment

You will be engaged for a period of two years. Notwithstanding this term, either party may terminate your employment by giving to the other three months' written notice or payment of three months' basic salary in lieu thereof. No compensation will be payable in respect of the remaining unexpired term of your employment. This period of notice can commence from any day.

If by reason of sickness or disability you are unable to perform your duty or in the opinion of a qualified doctor you are unlikely to be able to perform your duty in an effective manner and to the detriment of the interest of the Company, the Company shall be entitled to terminate this agreement by giving three months' notice or payment of three months' basic salary in lieu of notice.

Should you (i) be guilty of fraud, dishonesty or serious misconduct or (ii) commit a serious or persistent breach or neglect of your duties hereunder or (iii) be in breach of any representation by you or any undertaking made by you hereunder or otherwise in relation to your employment or benefits arising out of your employment or (iv) make any misleading statement in relation to your previous employment or (v) refuse or neglect to comply with any lawful order given to you by the Company or (vi) be guilty of misconduct inconsistent with the due and faithful discharge of your duties or (vii) commit any act that may cause undue embarrassment or moral or social condemnation to the Company, the Company shall be entitled to terminate this Agreement forthwith without notice or payment in lieu thereof (including without compensation in respect of the remaining unexpired term of your employment). The Company shall also be entitled to so terminate this Agreement on any other ground on which an employer would be entitled to terminate an employee's contract without notice at common law (including without compensation in respect of the remaining unexpired term of your employment).

If required by the Company, you will agree not to carry out any work or attend the offices or contact any clients of the Company or of any of its associated companies during your notice period.

Upon termination of employment, you will immediately transfer and deliver to the Company all papers, documents, notes, memoranda, records and writings belonging to the Company or its subsidiaries, holding or associated companies which you may have in your possession or control by reason of your position in the Company in any way relating to the business of the Company or its subsidiaries, holding or associated companies or to the business of the clients of the Company and its subsidiaries, holding or associated companies together with all extracts or copies thereof.

If notice of termination of your employment is given by you or the Company, you will resign immediately from all directorships and any other offices appointed by or held at the request of the Company or any of its subsidiaries or affiliates.

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17 August 2005
Dr. Fan Xingcha

14.    Expenses

The Company will reimburse authorised expenses properly incurred on Company business upon production of receipts or supporting payment vouchers. A guiding principle in settling expenses is that there should neither be loss nor benefit financially as a result of any reasonable expense incurred on Company business.

Claims for expenses must be approved by the Company. No employee is entitled to authorise his own expenses.

15.    Taxation

You will be personally responsible for all income taxes arising in Hong Kong and in PRC. You are expected to ensure that you comply with the tax rules in Hong Kong and in PRC and that your tax obligations are discharged on a timely basis.

16.    Employment

You will not (without the prior written consent of the Company or such of its subsidiaries, holding or associated companies) during your employment, directly or indirectly be engaged in, or provide services to any other person, company, business entity whatsoever (whether as an employee, officer, director, agent, shareholder, if such shareholding is more than 5% of a company, partner, consultant or otherwise) it being the intention of the Company or such of its subsidiaries, holding or associated companies that you will devote your time and attention to the service of the Company or such of its subsidiaries, holding or associated companies.

As the Company or such of its subsidiaries, holding or associated companies may have interests and business dealings overseas, in the performance of your duties of employment with the Company or such of its subsidiaries, holding or associated companies, the Company shall be entitled to require you from time to time to work overseas.

17.    Representation of Employee

You represent and warrant that you are not bound by or subject to any court order, agreement, arrangement, undertaking or obligation at law (including, but without limitation, any non-competition or non-solicitation undertakings) which may in any way restrict or prohibit you (with or without the payment of compensation) from entering into this contract of employment or from performing your duties in whole or in part and providing services under this contract of employment on the same terms and conditions.

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17 August 2005
Dr. Fan Xingcha

18.    Disclosure of Information and Conflict of Interest

Within seven days from the commencement of your employment, and thereafter once in every six months during the term of your employment, you are required to disclose to the Company in writing full details of any interest you have (whether legally or beneficially or through any agent and including any interest in any share or loan capital or other securities) in any company or other commercial entity or body corporate or unincorporate ("Interest"). For the purposes of disclosure you shall be taken to be interested in and required to disclose any Interest of your spouse, children under 21 years of age or any corporation which acts, or the directors of which are accustomed to act, in accordance with your directions or instructions or in respect of which you are entitled to exercise or control the exercise of one-quarter or more of the voting powers at general meetings of that corporation. Whether any Interest so disclosed is in a company or other commercial entity or body corporate or unincorporate, you shall disclose, so far as you are aware having made all reasonable enquiries, all Interests of such other company or other commercial entity or body corporate or unincorporate.

If required at any time by the Company, you shall dispose of, or shall procure your spouse or children under 21 years of age as the case may be to dispose of, any Interest disclosed or required to be disclosed to the Company. In addition, without altering your duty to make the necessary disclosure, you shall be required to dispose of any Interest which you bona fide hold as an investment of a personal nature if such Interest is in conflict with the business or affairs of the Company or it subsidiaries, holding or associated companies or any company that forms part of the PCCW Group.

Furthermore, you shall promptly disclose to the Company all information or material which at any time shall have come to your knowledge or into your possession which may be used by the Company or its subsidiaries, holding or associated companies or any company that forms part of the PCCW Group for the carrying on or development of its or their existing businesses or the development of a new business.

Without prejudice to any other provisions of this letter, you agree to declare any of your business in conflict with the business or activities of the Company or such of its subsidiaries, holding or associated companies, at the date hereof or in which you may subsequently become involved in reasonable detail to the Company or such of its subsidiaries, holding or associated companies.

19.    Severability

The various provisions and sub-provisions of this letter are severable and if any provision or sub-provision or identifiable part thereof is held to be invalid or unenforceable by any court of competent jurisdiction then such invalidity or unenforceability will not affect the validity or enforceability of the remaining provisions or sub-provisions or identifiable parts thereof in this letter.

20.    Governing Law

This contract shall be governed in accordance with the laws of the Hong Kong Special Administrative Region of the People's Republic of China.

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17 August 2005
Dr. Fan Xingcha

21.    Transfer of Employment

The Company reserves its rights to transfer your employment or second you to other related companies within the PCCW Group (as defined in the attached Confidentiality/Intellectual Property Undertaking) when it sees fit. Your remuneration package will be reviewed and agreed at that time.

Other important terms and conditions of your employment are contained in the following documents which are attached to this letter:

a)     Confidentiality/Intellectual Property Undertaking;

b)     Handbook for Professional/Managerial Staff and above (Broadband 2 and above) and;

c)     Corporate Responsibility Policy.

Additional terms and conditions will be contained in notices and circulars issued by the Company from time to time. The Company reserves the right to modify, alter or amend the terms and conditions of your employment and the related human resources policies as circumstances may require.

This letter and the documents mentioned above constitute the written terms and conditions governing your contract of employment with the Company. Please, therefore, signify your acceptance of the terms contained within this letter by signing and returning to me the duplicate contract and the Confidentiality / Intellectual Property Undertaking.

We wish you every success with us.

Yours sincerely

Jack So
Deputy Chairman and Group Managing Director

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17 August 2005
Dr. Fan Xingcha

I accept appointment on the terms and conditions stated in this letter. I now acknowledge receipt of the items below and agree to the terms contained in the items below:

a)     Confidentiality/Intellectual Property Undertaking;

b)     Handbook for Professional/Managerial Staff and above (Broadband 2 and above) and;

c)     Corporate Responsibility Policy.

Schedule

The major responsibilities of Dr Fan will include but not be limited to the following:

1.     To oversee the establishment of joint ventures and other cooperation opportunities between PCCW and CNC;

2.     To oversee overall investor relations issues pertaining to relationships between PCCW and CNC, including but not limited to coordinating and maintaining good relationship between PCCW and CNC, coordinating the negotiation and establishment of joint ventures and other matters as stipulated in the investment agreement, coordinating and maintaining good relationship between the respective employees of PCCW and CNC who will be involved in the joint ventures and other cooperation opportunities between PCCW and CNC, ensuring the relationship between and the opportunities presented by PCCW / CNC will be positively perceived by analysts and investors;

3.     To advise and assist the PCCW Group on all matters as may be designated by the Company or the Reporting Person from time to time;

4.     To carry out other duties authorised by the Company or the Reporting Person from time to time.